SILVERBOW RESOURCES, INC.
2016 EQUITY INCENTIVE PLAN
CASH INCENTIVE AWARD AGREEMENT
NON-EMPLOYEE DIRECTORS

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Participant: [FIRSTNAME] [MIDDLENAME] [LASTNAME] (the “Participant”)

Grant Date:    [GRANT DATE] (the “Grant Date”)

Cash Incentive Award Amount: [$ AMOUNT]
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THIS CASH INCENTIVE AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between SilverBow Resources, Inc., a Delaware corporation (the “Company”), and the Participant specified above, pursuant to the SilverBow Resources, Inc. 2016 Equity Incentive Plan (the “Plan”), which is administered by the Committee; and
WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Cash Incentive Award provided herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation by Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the Cash Incentive Award hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its contents. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

(a)"Cause" means, with respect to the Participant's Termination from and after the date hereof, the following: (i) commission of fraud or material dishonesty in performance of Participant's duties against the Company, its Subsidiaries and/or Affiliates; (ii) conviction of, or plea of guilty or nolo contendere to, a felony; (iii) a malfeasance or misconduct by Participant in performance of Participant's service or any wrongful act or omission (other than in the good faith performance of duties) that is materially injurious to the financial condition or business reputation of the Company; (iv) a material breach of a confidentiality covenant that is not cured within thirty (30) days following a notice from the Company; (v) a material breach of a non-disparagement covenant that is not cured within thirty (30) days following a notice from the Company; (vi) Participant's breach of a non-compete or non-solicitation covenant to which the Participant is subject; or (vii) a material breach or a material violation of the Company's code of conduct or any other material policy; and

(b)"ClC Severance Protection Period" means the time period commencing on the date of the occurrence of a Change in Control and continuing until the 6-month anniversary of such Change in Control.

2.Grant of Cash Incentive Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the Cash Incentive Award specified above. The Participant shall have no rights with respect to the Cash Incentive Award until such Cash Incentive Award is delivered to the Participant in accordance with Section 4.

3.Vesting.

(a)General. Except as otherwise provided in this Section 3, the Cash Incentive Award subject to this grant shall vest as follows:

Date	Portion of Cash Incentive Award Vested
[VEST DATE][	$[VEST AMOUNT]

such that, for the avoidance of doubt, the Cash Incentive Award shall become vested as to 100% of the amount payable on [LAST VEST DATE]; provided, that, the Participant is continuously serving as a Director on the Vest Date.
(b)Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Cash Incentive Award at any time and for any reason.

(c)Termination by Reason of Death or Disability. If the Participant's Termination is by reason of death or Disability, the Cash Incentive Award that is held by such Participant at the time of the Participant's Termination that has not otherwise vested shall be immediately fully vested as of the date of such Termination.

(d)Termination of Service other than for Cause. If a Participant's Termination is pursuant to Section 4 of Article V of the Certificate of lncorporation of the Company or Section 2.2( d) of the Director Nomination Agreement made and entered into as of April 22, 2016 by and among the Company and certain parties identified therein, in either case, for a reason other than Cause (as defined herein) the Cash Incentive Award held by such Participant at the time of the Participant's Termination that has not otherwise vested shall be immediately fully vested as of the date of such Termination.

(e)Change in Control. If the Participant's Termination is by the Company other than for Cause (as such term is defined herein) during the CIC Severance Protection Period (as such term is defined herein), the Cash Incentive Award shall become fully vested upon the later of the occurrence of a Change in Control or such Termination.

(f)Other Terminations. Except as otherwise set forth above, the unvested Cash Incentive Award that is held by a Participant shall immediately terminate and be forfeited upon a Termination.

4.Delivery of Award.

(a)Except as provided in Section 4(b) or 4(c), the Company shall deliver to the Participant the outstanding Cash Incentive Award within thirty (30) days following the date such Cash Incentive Award vests. In no event shall the Participant be entitled to receive any amount with respect to any unvested or forfeited portion of the Cash Incentive Award.

(b)If the Cash Incentive Award becomes non-forfeitable (i) by reason of the occurrence of a Change in Control as described in Section 3(e), and if the Change in Control does not constitute a change in control event for purposes of Section 409A(a)(2)(A)(v) of the Code, or (ii) by reason of a termination of the Participant's service, and if such termination does not constitute a "separation from service" for purposes of Section 409A(a)(2)(A)(i) of the Code, then payment for the Cash Incentive Award will be made upon the earliest of the date of (A) the Participant's "separation from service" with the Company and its Subsidiaries (determined in accordance with Section 409A(a)(2)(A)(i) of the Code), (B) within thirty (30) days following the date the Cash Incentive Award would have become non-forfeitable under Section 4(a) had the Participant remained in continuous service, (C) the Participant's death, (D) the occurrence of a Change in Control that constitutes a "change in control" for purposes of Section 409A(a)(2)(A)(v) of the Code, or (E) the Participant's Termination due to the Participant's Disability.

(c)If the Cash Incentive Award becomes payable on the Participant's "separation from service" with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Participant is a "specified employee" as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, then payment of the Cash Incentive Award shall be made on the earlier of (i) the fifth (5th) business day of the seventh month after the date of the Participant's "separation from service" with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code or (ii) the Participant's death.

(d)Except to the extent provided by Section 409A of the Code and permitted by the Committee, the Cash Incentive Award may not be issued to the Participant at a time earlier than otherwise expressly provided in this Agreement.

(e)The Company's obligations to the Participant with respect to the Cash Incentive Award will be satisfied in full upon the issuance of the Cash Incentive Award.

(f)In the event the Cash Incentive Award becomes payable pursuant to this Section 4 on account of the Participant’s Termination of service due to death, or the Participant becomes entitled to receive the Cash Incentive Award pursuant to this Section and the Participant dies prior to receiving the amount to which the Participant is due, then the amount payable pursuant to this Section 4 shall be made to the beneficiary or beneficiaries (which may include individuals, trusts or other legal entities) designated by the Participant on the Company’s beneficiary designation form filed with the Company prior to the Participant’s death (the “Beneficiary Designation Form”). If the Participant fails to designate a beneficiary or fails to file the Beneficiary Designation Form with the Company prior to the Participant’s death, the Cash Incentive Award shall be made to the Participant’s estate. If a named beneficiary entitled to receive payments pursuant to the Beneficiary

Designation Form dies at a time when the Cash Incentive Award still remains to be paid, then and in any such event, such remaining payment shall be paid to the other primary beneficiary or beneficiaries named by the Participant who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Participant who shall then be living or in existence, if any; otherwise to the estate of the Participant.

5.Plan Restrictions. The Participant acknowledges and agrees that the cash amounts granted under this Agreement and any payments received in settlement thereof, shall be subject to all applicable provisions of the Plan, including but not limited to the restrictions on transferability set forth in Section 14.6 of the Plan.

6.Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

7.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.

8.Withholding of Tax. To the extent the Company is required to withhold any taxes in connection with any payment made or benefit realized under this Agreement, and the amounts available to the Company are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other applicable person shall make arrangements satisfactory to the Company for payment of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. Further, to the extent that the Company is not required to withhold any taxes in connection with any payment made or benefit realized under this Agreement, the Participant acknowledges and agrees that the Participant is responsible for all tax obligations that arise in connection with the grant, vesting or settlement of the Cash Incentive Award granted under this Agreement.

9.No Right to Employment or Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s service at any time, for any reason and with or without Cause. Any questions as to whether and when there has been a termination of such service and the cause of such termination shall be determined in the good faith of the Committee.

10.Notices. Any notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via email transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

(a)If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

(b)If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

11.Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary and/or Affiliate) of any personal data information related to the Cash Incentive Award awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

12.Compliance with Laws. This issuance of a Cash Incentive Award (and the amounts payable underlying the Cash Incentive Award) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state laws, rules and regulations and any other law or regulation applicable thereto. The Company shall not be obligated to issue this Cash Incentive Award or any of the amounts payable pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the issuance of the Cash Incentive Award, upon delivery of the amounts payable underlying the Cash Incentive Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

13.Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Cash Incentive Award is intended to be exempt from the applicable requirements of the Nonqualified Deferred Compensation Rules and shall be limited, construed and interpreted in accordance with such intent.

14.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 14.6 of the Plan) any part of this Agreement without the prior express written consent of the Company.

15.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

16.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

18.Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SILVERBOW RESOURCES, INC. /s/ Sean C. Woolverton
Sean C. Woolverton Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PARTICIPANT [[SIGNATURE]]
[[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]